UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2005

CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (301) 841-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 22, 2005, CSE Mortgage LLC (“CSE Mortgage”), a wholly owned subsidiary of CapitalSource Inc., financed the purchase of mortgage-backed pass through certificates (the “Securities”) issued by the Federal Home Loan Mortgage Corporation (commonly known as Freddie Mac) and Federal National Mortgage Association (commonly known as Fannie Mae) with a current face value of $649.8 million under a master repurchase agreement (the “Repurchase Agreement”) with Bear, Stearns & Co. Inc. (“Bear Stearns”). Under the Repurchase Agreement, CSE Mortgage will be required to repurchase the financed Securities on December 8, 2006 unless either party notifies the other party that it desires to terminate the financing earlier. A 90-day notice is required for Bear Stearns to terminate the Repurchase Agreement on any date earlier than December 8, 2006.
     The amount financed under the Repurchase Agreement will bear interest at a per annum rate that is less than, and that adjusts monthly based upon 30-day LIBOR. In addition, the terms of the Repurchase Agreement require, among other things, that CSE Mortgage satisfy certain financial covenants and certain margin requirements, and that it comply with certain other normal and customary restrictions and covenants. The Repurchase Agreement also provides that, in the event of a default by CSE Mortgage on its obligations under the Repurchase Agreement, recourse will be limited to 10% of the aggregate amount then being financed under the Repurchase Agreement (subject to certain rights of set-off and similar rights that Bear Stearns might have at law or in connection with other agreements between it and CSE Mortgage).
     The Securities were acquired from Bear Stearns (the “Bear Stearns Securities”) and from Citigroup Global Markets, Inc. (the “Citigroup Securities”) and are backed by conforming prime mortgage loans that were originated as 5/1 hybrid adjustable rate mortgages. The Bear Stearns Securities have an aggregate face amount of approximately $326.1 million and were purchased at a discount to par of approximately $2.4 million. The weighted average coupon rate on the Bear Stearns Securities is 5.03%. The Citigroup Securities have an aggregate face amount of approximately $323.7 million and were purchased at a discount to par of approximately $2.0 million. The weighted average coupon rate on the Citigroup Securities is 4.98%. We classified the Securities as trading securities which are recorded at their estimated fair value with net unrealized gains or losses included in income.
     CSE Mortgage previously engaged BlackRock Financial Management, Inc. (“BlackRock”) to serve as its investment manager. BlackRock will implement interest rate hedging activities relating to the Securities with various financial institutions at the direction of CSE Mortgage under an Investment Management Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 23, 2005	/s/ Steven A. Museles
Steven A. Museles
Senior Vice President, Chief Legal Officer and Secretary